Exhibit 10.01

December 13, 2005

Board of Directors
First Financial Corporation
c/o Herbert S. Bristow, Esq.
Haley & Davis, P.C.
510 N. Valley Mills, Drive, Suite 600
Waco, Texas 76710

Re: First Financial Corporation

Dear Directors:

Pursuant to the terms of our engagement letter dated September 1, 2005, you requested our opinion (the "Opinion") to the board of directors of First Financial Corporation ("FFC"), a Texas corporation, regarding the fairness of the financial terms of the Transaction (as defined below) to the shareholders of FFC. The "Transaction" currently contemplates the following:

  from Bluebonnet Investments, Ltd. ("Lender I"), FFC will borrow $350,000 ("Loan I") for a term of one year at an interest rate of prime rate plus two percent;

  from JRPM Investments, Ltd. ("JRPM"), FFC will borrow $350,000 ("Loan II") for a term of one year at an interest rate of prime rate plus two percent, and JRPM will have the right to convert Loan II into common stock of FFC with the issue price of the shares equal to the greater of the book value of FFC stock as of the date of such conversion or $2.50 per share;

  from JRPM, FFC will borrow $500,000 ("Loan III") for a term of one year at an interest rate of prime rate plus two percent, and JRPM will have the right to convert Loan III into 326,472 shares of common stock of FFC; and

  FFC will grant JRPM options to purchase the number of shares of FFC's common stock equaling $350,000 in aggregate at an exercise price equal to the greater of the book value of FFC stock as of the most recent report or $5.00 per share.

The effective date of the transaction is December 13, 2005 ("Transaction Date"). Our Opinion is intended solely for use by FFC's board of directors and professional advisors. Accordingly, the Opinion should not be relied on by any other party. The Opinion is not intended for general circulation or publication, nor is it to be reproduced, used for any other purpose, or distributed to third parties without our express written consent. FFC acknowledges that our opinion will be one of a number of factors to be considered by the board of directors in deciding whether to proceed with the Transaction. Our opinion is subject to the limiting conditions expressed hereinafter.

First Financial Corporation
December 13, 2005

In the course of our analyses for rendering this opinion, we have, among other things:

  Visited FFC's facilities in Waco, Texas, where we met with senior management and the board of directors of FFC to discuss the fundamental and financial position of FFC and First Preference Mortgage Corporation ("FPMC"), business conditions in the residential mortgage industry, the prospects for FPMC, and lack of any negotiations or discussions with other potential lenders to FFC and FPMC;

  Considered the proposed financial terms of the Transaction, including term sheets for (a) through (d) above and a draft (November 18, 2005) of the Sources and Uses Statement;

  Read the Note Purchase Agreement between JRPM Investments, Ltd. ("JRPM"), Bluebonnet Investments, Ltd. ("Bluebonnet"), and FFC provided to us on December 12, 2005;

  Read the Intercreditor Agreement between Colonial Bank ("Colonial"), Bluebonnet, JRPM, FPMC, and FFC provided to us on December 12, 2005;

  Read the Promissory Note executed by FFC in favor of JRPM for $350,000 provided to us on December 12, 2005;

  Read the Promissory Note executed by FFC in favor of JRPM for $500,000 provided to us on December 12, 2005;

  Read the Promissory Note executed by FFC in favor of Bluebonnet for $350,000 provided to us on December 12, 2005;

  Analyzed FFC's audited financial statements, based on generally accepted accounting principles ("GAAP"), for years ending December 31, 2000 through December 31, 2004;

  Analyzed FFC's internally prepared financial statements, based on GAAP for the nine month period ending September 30, 2005;

  Analyzed the pro-forma, monthly income statement prepared by management for period beginning November 1, 2005 and ending March 31, 2007;

  Analyzed a pro-forma loan loss reserve sufficiency schedule prepared by management;

First Financial Corporation
December 13, 2005

  Analyzed the Workout and Forbearance Agreement between CMI and FFC dated August 9, 2005;

  Analyzed the market prices and valuation multiples for certain publicly-traded companies that were comparable in certain respects to FPMC;

  Analyzed FFC's results of operations and compared them with those of certain publicly traded companies that represented reasonable guideline companies;

  Considered the Warehouse Line of Credit Agreement between FPMC and Citizens Bank effective September 28, 2005;

  Considered the Tripary Agreement between FPMC, Colonial Bank, and Citizens Bank effective September 26, 2005; and

  Conducted such other financial studies, analyses, inquiries, and investigations as we deemed appropriate, including an assessment of general economic conditions and the residential mortgage industry.

We based our Opinion on the following limiting assumptions:

  In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets of FFC. We relied on FFC's representations as to the market value of the entities' assets and liabilities, including the real estate. Although FFC provided us with real estate appraisals, those appraisals were not timely with the Transaction Date.

  We express no opinion on the process relating to the negotiation of the Transaction.

  In rendering our opinion, we relied upon and assumed, without independent verification, the accuracy and completeness of all financial and other information that was available to us from public sources and all the financial and other information which David Mann, on behalf of FFC, provided to us. We further relied upon the assurances of Mr. Mann that he was unaware of any facts that would make the information which FFC or its representatives provided to us incomplete or misleading.

  Although we have no reason to believe that any of the information provided to us is inaccurate, no guarantee is made or liability assumed for the accuracy of any data, opinions, or estimates identified as being furnished by others, which have been used in formulating this analysis. FFC and its representatives have warranted to us that the information supplied was complete and accurate to the best of FFC's knowledge; and that any reports, analysis, or other documents prepared for it by us will be used only in compliance with all applicable laws and regulations. The value or values presented in our work papers are based upon the premises outlined herein and are valid only for the purpose stated.

First Financial Corporation
December 13, 2005

  We do not express an opinion or any other form of assurance on the reasonableness of the underlying assumptions of the pro-forma income statement furnished by Mr. Mann and FFC's management. Our analysis contains prospective financial information, estimates and opinions that represent reasonable expectations at a particular point in time, but such information, estimates or opinions are not offered as forecasts, prospective financial statements or opinions, predictions or as assurances that a particular level of income or profit will be achieved, that events will occur or that a particular price will be offered or accepted. Actual results achieved during the period covered by our prospective financial analysis will vary from those described in our work papers, and the variations may be material.

  Any use of management's projections or forecasts in our analysis will not constitute an examination, review or compilation of prospective financial statements in accordance with standards established by the American Institute of Certified Public Accountants ("AICPA"). We do not express an opinion or any other form of assurance on the reasonableness of the underlying assumptions or whether any of the prospective financial statements, if used, are presented in conformity with AICPA presentation guidelines.

  Our conclusion (i) assumed that, as of the Transaction Date, FFC its assets will continue to operate as configured as a going concern, (ii) is based on the past, present, and future projected financial condition of FFC and its assets as of the Transaction Date, and (iii) assumes that FFC has no undisclosed real or contingent assets or liabilities, other than in the ordinary course of business, that would have a material effect on our analysis.

  Our opinion is necessarily based on economic, market, financial, and other conditions as they existed on, and the information made available to us, as of the date of this letter.

  No opinion is rendered as to property title. No opinion is intended in matters that require legal, engineering, or other professional advice that has been or will be obtained from professional sources.

  We gave no consideration to liens or encumbrances except as specifically provided by FFC. We assumed that all required licenses and permits are in full force and effect, and we made no independent on-site tests to identify the presence of any potential environmental risks. We assume no responsibility for the acceptability of the valuation approaches used in our analysis as legal evidence in any particular court or jurisdiction.

First Financial Corporation
December 13, 2005

  An actual transaction may be concluded at a higher or lower price, depending on the facts and circumstances surrounding the transaction, the appraised business interest and/or the motivations and knowledge of both the buyers and sellers at that time. We make no guarantee as to what prices individual buyers and sellers may reach in an actual transaction.

Based on the foregoing, it is our opinion that the financial terms of the Transaction are fair to the stockholders of FFC.

The opinion expressed herein is provided for the information and assistance of the board of directors of FFC concerning its deliberation regarding the Transaction. Our opinion does not constitute a recommendation to the stockholders of FFC as to whether or not to enter into the Transaction.